Exhibit 99.14

FOR IMMEDIATE RELEASE

Life Technologies Announces Final Results of Election

Regarding Invitrogen and Applied Biosystems Merger Consideration

Carlsbad, Calif., November 26, 2008 – Life Technologies Corporation (NASDAQ: LIFE) today announced the final results of elections made by Applied Biosystems stockholders regarding their preferences as to the form of merger consideration they will receive in connection with the acquisition of Applied Biosystems by Invitrogen. The allocation of the merger consideration was computed using the formula contained in the merger agreement. Pro-ration of the merger consideration was required due to the available cash consideration being oversubscribed.

Of the 177,916,930 shares of Applied Biosystems common stock outstanding as of November 21, 2008, holders of:

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142,000,428 shares, or approximately 80% of outstanding shares, elected to receive cash. Due to final pro-ration results, these holders will receive $18.65 (as rounded) in cash and .4427 shares of LIFE stock (formerly known as Invitrogen and traded under the ticker symbol “IVGN”) for every one share of ABI stock owned;

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4,460,347 shares, or approximately 2% of outstanding shares, elected to receive LIFE stock. These holders will receive .8261 shares of LIFE stock for every one share of ABI stock owned. In addition, these holders will receive $1.91 (as rounded) for every one share of ABI stock owned;

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11,656,441 shares, or approximately 7%, elected to receive mixed consideration consisting of part cash and part Life Technologies common stock. These holders will receive $18.15 (as rounded) in cash and .4543 shares of LIFE stock for every one share of ABI stock owned; and

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19,799,714 shares, or approximately 11%, did not make a valid election and therefore were deemed to have elected to receive mixed consideration, entitling them to receive consideration consisting of part cash and part LIFE stock. These holders will receive $18.15 (as rounded) in cash and .4543 shares of LIFE stock for every one share of ABI stock owned.

Disbursements of proceeds are expected to be made during the first week of December. If the merger consideration to be received by an Applied Biosystems stockholder would otherwise result in the receipt of a fractional share of LIFE stock, cash in lieu of the fractional share will be paid in an amount equal to $22.23 (the closing price of Invitrogen on November 21, 2008) multiplied by the share fraction. Due to the closing price of Invitrogen on November 21, 2008, the merger consideration may be taxable to Applied Biosystems stockholders. Former Applied Biosystems stockholders are encouraged to obtain the advice of their personal tax advisors regarding the specific tax consequences to them of the merger and its effect to them.

About Life Technologies

Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology tools company dedicated to improving the human condition. Our systems, consumables and services enable researchers to accelerate scientific exploration, driving to discoveries and developments that make life even better. Life Technologies customers do their work across the biological spectrum, working to advance personalized medicine, regenerative science, molecular diagnostics, agricultural and environmental research, and 21st century forensics. The company has historical sales of approximately $3.5 billion, employs 9,500 people, has a presence in more than 100 countries, and possesses a rapidly growing intellectual property estate of over 3,600 patents and exclusive licenses. Life Technologies was created by the combination of Invitrogen Corporation and Applied Biosystems Inc. For more information on how we are making a difference please visit our website www.lifetechnologies.com

Safe Harbor Statement

Certain statements contained in this press release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is Life Technologies intent that such statements be protected by the safe harbor created thereby. Potential risks and uncertainties include, but are not limited to: potential difficulties that may be encountered in integrating the merged businesses; potential uncertainties regarding market acceptance of Life Technologies; Life Technologies’ ability to protect its intellectual property rights; competitive responses to the merger; an economic downturn, including the deterioration in economic and market conditions currently being experienced; risks that revenues may be lower than expected; Life Technologies’ ability to make accurate estimates and control costs; Life Technologies’ and its partners’ ability to bid on, win, perform and renew contracts and projects; the need to develop new products and adapt to significant technological change; exposure to environmental liabilities and litigation; liabilities for pending and future litigation; the impact of changes in laws and regulations; industry competition; Life Technologies’ ability to attract and retain key employees; employee, agent or partner misconduct; risks associated with changes in equity-based compensation requirements; Life Technologies’ leveraged position and ability to service debt; risks associated with international operations; third-party software risks; terrorist and natural disaster risks; anti-takeover risks and other factors; as well as other risks and uncertainties detailed from time to time in Life Technologies’ Securities and Exchange Commission filings.

Contact Information:

Amanda Clardy

760-476-7075

Amanda.clardy@lifetech.com

William Craumer

650-638-6382

craumewc@appliedbiosystems.com

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